Exhibit 99.7

M-WAVE, INC. ANNOUNCES POSITIVE NET INCOME FOR FIRST QUARTER 2004
ATTRIBUTES TURNAROUND IN RESULTS TO RESTRUCTURING

Company Also Facing Possible Nasdaq Delisting

WEST CHICAGO, IL - (PrimeZone Media Network) - May 18, 2004 - M-Wave, Inc. (Nasdaqsc: MWAV) announced the filing yesterday of its Form 10-QSB for the quarter ended March 31, 2004 indicating the printed circuit board service and supply firm had earned net income of $134,425, compared to a net loss of $5,370,801 for first quarter 2003.

On an operating basis, the Company reported nearly breakeven results, pointing to a $14,052 operating loss for the quarter ended March 31, 2004, compared to an operating loss of $6,249,657 for the quarter ended March 31, 2003.

"We are very gratified that the operating and financial restructuring we have been working on for a year has started to show positive results for the Company. The turnaround mission consisted of jettisoning the unprofitable manufacturing business and liquidating unneeded assets, then re-deploying the proceeds to reduce debt, clean-up the balance sheet and reposition W-Wave as a fully-scalable supply-chain supplier utilizing its Virtual Manufacturing "pipeline" to satisfy a growing number of digital and RF customer needs sourced both domestically and internationally," stated Jim Mayer, Managing Member of Credit Support International, the firm which was the former restructuring advisor to M-Wave's Board. Mr. Mayer was recently named the Company's Chief Financial and Administrative Officer.

Net sales were approximately $3,916,000 for the quarter ended March 31, 2004, an increase of approximately $711,000, or 22%, above the first quarter of 2003. The increase in net sales is directly related to a rebound in RF wireless infrastructure sales, that increased approximately $1.2 million in the first quarter of 2004, while the Company's digital business decreased approximately $800,000 in the first quarter, both compared to the first quarter of 2003. Other product line sales increased approximately $311,000 in the first quarter of 2004 over the same quarter in 2003.

"We are very pleased to report a steady trend of increasing sales so far in 2004, which we expect to continue as the year progresses. Management presently estimates an annual sales "run-rate" approximating $20,000,000 for the year, about 28% more than we first estimated internally," said Joe Turek, M-Wave's President.

The Company also announced that it had received a NASDAQ Staff Determination on May 14, 2004, indicating it failed to satisfy the stockholder's equity, earnings or market value of publicly held shares requirements for continued listing on the NASDAQ Small Cap Market under Marketplace Rule 4310(c)(2)(B), and that its common stock is therefore subject to delisting from that Market unless it is able to comply with one of those requirements. M-Wave, Inc. indicated it would appeal the Staff's Determination and request that a NASDAQ Listing Qualifications Panel reverse that Determination, in accordance with NASDAQ rules. During the period in which the hearing will take place; which is expected to be about 45 days, the common stock will remain listed for trading on the Small Cap Market. "We have recently been actively seeking a financing transaction that would provide the Company with desirable equity capital and, at the same time, enable it to maintain its NASDAQ listing, and are optimistic that our efforts will be successful. That success is not a certainty, however, and there is no assurance that the NASDAQ Panel will grant the Company's request for continued listing," stated Mr. Mayer. If it does not, trading in our common stock will continue on the Over the Counter Bulletin Board (OTCBB) and our business strategy will not be changed in any respect", he added.

About M-Wave, Inc.
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Illinois, M-Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products and Celestica - Nortel and Remec with its patented bonding technology, Flexlink IITM, and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program (VAP) whereby customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the Company's Singapore office. The Company trades on the Nasdaq National market under the symbol "MWAV." Visit the Company on its web site at www.mwav.com.

About Credit Support International
Established in 1991 by a European-American joint venture between Groupe Warrant of Belgium and DiversiCorp, Inc. of Dallas, Texas, CSI provided cross-border collateral control that linked lenders to their assets located both inside the U.S. and Western Europe. In 1998 CSI was split off from the two partner companies and evolved into a specialized consulting firm devoted to transitional and troubled middle market companies. Jim Mayer, its Managing Member, has 18 years of experience including 12 years as CEO of DiversiCorp, Inc. and has managed or directed more than 50 engagements with troubled companies and provided a variety of services directly to clients including: due diligence, workout, collateral control, corporate restructuring, bankruptcy support, cross-border secured finance and interim management. Mayer has served on several boards of directors including the Turnaround Management Association.

This news release contains predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Such risks and uncertainties include those factors detailed in the company's annual report on Form 10-K and other reports filed by the company with the U.S. Securities and Exchange Commission.